Exhibit (j)(1)




                                        Consent of Independent Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 25, 1999, relating to the financial statements and financial highlights of The Gabelli Growth Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




/s/  PricewaterhouseCoopers  LLP
PricewaterhouseCoopers  LLP 1177 Avenue of the
Americas New York, New York 10036 April 28, 1999